Exhibit 99.3

Selected Pro Forma Condensed Combined Financial Data
($ in thousands, except per share data)

As of and for the Period Ended June 30, 2014
Consolidated Statements of Income
Total interest income	$16,937
Total interest expense	2,699
Net interest income	14,238
Provision for loan losses	(476)
Noninterest income	1,706
Non interest expense	11,707
Income before income tax expense	4,713
Income taxes	1,721
Net income	2,992
Less preferred dividends	40
Net income available to common shareholders	$2,952

Common Share Data
Basic earnings per share	$0.26
Diluted Earnings per share	$0.26
Cash dividends per share	$-

Consolidated Balance Sheets
Total assets	$793,726
Investment securities	119,253
Loans	551,512
Deposits	649,058
Shareholder' equity	92,892

New Century Bancorp, Inc. and Select Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Statements of Financial Condition
June 30, 2014
(dollars in thousands)

	New Century Bancorp, Inc.	Select Bancorp, Inc.	Pro Forma Before Adjustments	Pro Forma Purchase Accounting Adjustments		Adjustments for Merger and Transactional Costs		Pro Forma Combined
Assets

Cash and due from banks	$23,678	$5,782	$29,460	$-		$(2,012)	A	$27,448
Interest-earning deposits in other banks	46,740	1,315	48,055	-		-		48,055
Federal funds sold & repurchase agreements	3,028	1,320	4,348	-		-		4,348
Securities available-for-sale, at fair value	79,904	39,349	119,253			-		119,253
								-
Loans	333,868	223,460	557,328	(5,816)	B	-		551,512
Less allowance for loan losses	(6,447)	(3,425)	(9,872)	3,425	C	-		(6,447)
Loans, net	327,421	220,035	547,456	(2,391)		-		545,065

Accrued interest receivable	1,466	926	2,392	-		-		2,392
Stock in FHLB	562	1,387	1,949	-		-		1,949
Other non-marketable securities	1,041	-	1,041	-		-		1,041
Premises and equipment, net	10,930	6,405	17,335	(336)	D	-		16,999
Foreclosed real estate	1,169	221	1,390	-		-		1,390
Goodwill	-	1,488	1,488	(1,488)	E			4,732
				4,732	E
Bank owned life insurance	8,578	2,234	10,812	-		-		10,812
Core deposit intangible	124	238	362	1,790	F	-		2,152
Other assets	3,641	1,550	5,191	2,123	I	776	J	8,090

Total Assets	$508,282	$282,250	$790,532	$4,430		$(1,236)		$793,726

Liabilities and Shareholders' Equity

Deposits
Demand	$82,030	$39,711	$121,741	$-		$-		$121,741
Savings	17,315	28,797	46,112	-		-		46,112
Money market and NOW	118,833	50,494	169,327	-		-		169,327
Time	210,556	99,147	309,703	2,175	G	-		311,878
Total deposits	428,734	218,149	646,883	2,175		-		649,058

Short-term debt	7,179	2,677	9,856	-		-		9,856
Long-term debt	12,372	25,111	37,483	908	H	-		38,391
Accrued interest payable	207	102	309	-		-		309
Accrued expenses and other liabilities	2,239	981	3,220	-		-		3,220

Total Liabilities	450,731	247,020	697,751	3,083		-		700,834

Common stock	6,931	2,418	9,349	(2,418)	L	-		11,348
				4,417	M	-
Preferred stock	-	7,645	7,645	(7,645)	L	-		7,645
				7,645	L	-
Additional paid-in-capital	42,132	13,565	55,697	(13,565)	L	-		66,647
				24,515	L	-
Retained earnings	8,013	10,908	18,921	(10,908)	L	(1,236)	K	6,777

Accumulated other comprehensive income	475	694	1,169	(694)	L	-		475

Total Shareholders' Equity	57,551	35,230	92,781	1,347		(1,236)		92,892

Total Liabilities and Shareholders' Equity	$508,282	$282,250	$790,532	$4,430		$(1,236)		$793,726

Number of common shares outstanding	6,931,168	2,418,347	9,349,515	1,998,522		-		11,348,037
Number of preferred shares outstanding	-	7,645	7,645	-		-		7,645
Total common book value per share	$8.30	$11.41						$7.51
Total tangible book value per share	$8.29	$10.69						$6.91

New Century Bancorp, Inc. and Select Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
June 30, 2014
(dollars in thousands)

	New Century Bancorp, Inc.	Select Bancorp, Inc.	Pro Forma Before Adjustments	Adjustments		Pro Forma Combined

INTEREST INCOME:
Loans	$9,689	$5,219	$14,908	$568	B	$15,476
Federal funds sold and interest bearing deposits	58	15	73	-		73
Investment securities	827	561	1,388	-		1,388
Total interest income	10,574	5,795	16,369	568		16,937

INTEREST EXPENSE:
Money market, NOW and savings deposits	117	81	198	-		198
Time deposits	1,934	661	2,595	(331)	G	2,264
Short term debt	13	4	17	-		17
Long term debt	144	302	446	(226)	H	220
Total interest expense	2,208	1,048	3,256	(557)		2,699

NET INTEREST INCOME	8,366	4,747	13,113	1,125		14,238
PROVISION (RECOVERY) FOR LOAN LOSSES	(476)	-	(476)	-		(476)

NET INTEREST INCOME AFTER PROVISION	8,842	4,747	13,589	1,125		14,714
FOR LOAN LOSSES

OTHER INCOME:
Fees from pre-sold mortgages	-	9	9	-		9
Service charges on deposit accounts	453	142	595	-		595
Other fees and income	737	365	1,102	-		1,102
Total other income	1,190	516	1,706	-		1,706

OTHER EXPENSES:
Personnel	4,256	1,457	5,713	-		5,713
Occupancy and equipment	780	339	1,119	-		1,119
Deposit insurance	206	73	279	-		279
Professional fees	593	117	710	-		710
Information systems	668	372	1,040	-		1,040
Foreclosed real estate-related expense	311	-	311	-		311
Other	1,792	458	2,250	285	F	2,535
Total other expenses	8,606	2,816	11,422	285		11,707

INCOME BEFORE INCOME TAXES	1,426	2,447	3,873	840		4,713
PROVISION FOR INCOME TAXES	541	856	1,397	324	I,J	1,721
NET INCOME	885	1,591	2,476	516		2,992
Less preferred stock dividends and discount accretion	-	40	40	-		40
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$885	$1,551	$2,436	$516		$2,952

Earnings per share, basic	$0.13	$0.65				$0.26
Earnings per share, diluted	$0.13	$0.63				$0.26

Weighted average common shares outstanding, basic	6,922,651	2,384,756				11,278,169
Weighted average common shares outstanding, diluted	6,926,318	2,456,302				11,412,508

New Century Bancorp, Inc. and Select Bancorp, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited proforma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of June 30, 2014 and assumes the merger involving New Century Bancorp, Inc. ("New Century") and Select Bancorp, Inc. ("Select") was complete on that date. Income statement data is presented to give effect to the merger as if it had occured on January 1, 2014. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position has the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to current presentation. New Century consumated the acquisition of Select on July 25, 2014.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Select at their respective fair values and represents management's estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information become available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Select's tangible and identifiable intangible assets and liabilities as of the merger date is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts and other items of Select as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Select's shareholders' equity including results of operations from January 1, 2014 through the date the merger is completed will also change the amount of goodwill that would be recorded.

Note 2 - Accounting Policies and Financial Statement Classifications
The accounting policies of both NCBC and Select Bancorp have been reviewed and management has determined that there are no material additional conforming adjustments or financial statement reclassifications needed. There are currently no material transactions between NCBC and Select Bancorp in relation to the unaudited pro forma condensed combined financial information.

Note 3 - Merger Related Charges

The estimated transaction costs related to the merger are approximately $1.2 million, net of tax. This cost is included in the Pro Forma Condensed Combined Balance Sheet. These estimated transactions costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where New Century and Select may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of the transaction costs is in the following table (dollars in thousands).

Salaries and employee benefits	$1,169
Other non-interest expense	843
Total non-interest expense	$2,012
Tax benefit	776
Net merger related expense after tax benefit	$1,236

Note 4 - Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 4,416,668 shares of NCBC common stock totaling approximately $28.2 million. The merger will be accounted for using the acquisition method of accounting; accordingly New Century's cost to acquire Select will be allocated to the assets (including identifiable intangible assets) and liabilities of Select at their respective fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Common equity capital of Select as of June 30, 2014		$26,891
Less estimated fair value adjustments:
Loan fair value	$(5,816)
Allowance for loan losses	3,425
Loans, net	(2,391)
Premises and equipment	(336)
Core deposit intangible	1,790
Elimination of Select Bancorp's goodwill	(1,488)
Time deposits	(2,175)
Borrowings	(908)
Related tax benefit for above	2,123
Total fair value adjustments		(3,385)
Net assets (Equity capital less fair value adjustments)		23,506
Total consideration paid to Select shareholders (1)		28,238
Goodwill		$4,732

(1)	The purchase price is based on estimated total consideration of $28.2 million. This includes issuance of New Century common stock of 4,416,668 shares at a price of approximately $6.39 per common share for a value of $28.2 million.

Note 5 - Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

A	Cash was adjusted to reflect the payment of estimated merger related expenses of $2.0 million which is assumed to happen at closing prior to any income statement effect and is therefore offset by a reduction in retained earnings.

B	New Century identified $5.8 million in net preliminary estimated fair value adjustments to Select's loan portfolio. The adjustment reflects New Century's estimates of both market rate differential at June 30, 2014 and the potential adjustments related to the credit quality of the loan portfolio. As a result $3.9 million of the fair value adjustment relates to credit quality, accordingly, no interest yield is estimated and would only be recorded prospectively if there was a significant increase in the estimated cash flows on those loans. The remaining fair value adjustment reflects estimated fair value based upon current interest rates and spreads in the current interest rate environment, and will be accreted using the level yield methodology over the estimated remaining life of the acquired loan portfolio. The accretion for the six months ended June 30, 2014 is estimated at approximately $568,000.

C	Select's existing allowance for loan losses of $3.4 million was eliminated in accordance with generally accepted accounting principles.

D	Premises and equipment were adjusted by $336,000 to reflect estimated fair value adjustments for real property. The amortization of these adjustments is not considered material for the year ended June 30, 2014

E	The estimated amount of goodwill associated with the transaction is $4.7 million. The final allocation of the purchase price will be determined after the merger is completed and all purchase accounting adjustments are finalized, and may change the amount allocated to goodwill. At June 30, 2014, Select had $1.5 million in goodwill that will be eliminated at the time of merger.

F	Other intangible assets were adjusted to reflect a core deposit intangible of $1.8 million. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. This amount reflects management's estimate of the market premium associated with these core deposits. The amortization is estimated at approximately $285,000 for the six months ended June 30, 2014.

G	Time deposits were adjusted by an estimated $2.2 million credit for fair value adjustments on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits. Estimated accretion in the pro forma was computed using the sum-of-the-years digits method, which approximates the level yield method. The accretion is estimated at approximately $331,000 for the six months ended June 30, 2014.

H

Borrowings were adjusted by an estimated $908 thousand credit for fair value adjustments on borrowings at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the borrowings. Estimated accretion in the pro forma was computed using the straight line method, which approximates the level yield method. The accretion is estimated at approximately $226,000 for the six months ended June 30, 2014.

I	Other assets were adjusted by $2.1 million to reflect the estimated deferred tax asset arising from the credit quality fair value adjustments and other fair value adjustments on other assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments on other assets and liabilities.

J	Other assets were adjusted by $776,000 to reflect the estimated deferred tax asset arising from the merger and transactional expenses.

K	Retained earnings were adjusted by $1.2 million to reflect the equity effect of merger and transactional costs.

L	Historical shareholders' equity has been eliminated and additional paid-in-capital has been adjusted to reflect New Century's estimated capitalization of Select.

M	The amount of pro forma combined weighted average shares outstanding is calculated by adding New Century's historical weighted average shares outstanding for the year ended June 30, 2014 to the shares issued to be issued in connection with the merger.